Exhibit 10.8

Factory Lease Contract

Landlord (hereinafter referred to as Party A): Zibo Economic Development Zone Runcheng Urban Investment Co., Ltd.

Tenant (hereinafter referred to as Party B): Zibo Yipeng New Energy Technology Co., Ltd

Considering:

The second party intends to lease the C factory building of the Zibo Advanced Manufacturing Industrial Park owned by the first party.

According to the Civil Code of the People’s Republic of China, the Urban Real Estate Management Law of the People’s Republic of China, and other relevant laws and regulations, Party A and Party B, on the basis of equality and voluntariness, hereby enter into this contract to clarify the rights and obligations of Party A and Party B regarding the rental of the factory premises by Party A to Party B and the lease of Party A’s factory premises by Party B.

Article 1 Basic Information of Leased Factory Buildings

1.1 The Party A will lease the C factory building located west of Dong’er Road and south of Yida Road in Zibo Advanced Manufacturing Industrial Park, Nanding Town, Zibo Economic Development Zone, to the Party B for use. The rental area has been agreed upon by both parties as 15000 square meters (3 floors in total).

1.2 Party B promises to lease the factory building to Party A for production and operation purposes. The second party shall not change the purpose of the factory premises without authorization, and any changes must be approved in writing by the first party.

1.3 If Party B needs to use other auxiliary rooms and facilities, Party B shall obtain Party A’s written consent, and the related cost issues shall be determined through negotiation between both parties.

Article 2 Lease Term

2.1 The lease term is tentatively set at 20 years, from October 1, 2023 to September 30, 2043. Rental fee: Exempt from rental and property fees. Other expenses such as water, electricity, and gas shall be borne by Party B.

During the lease term, Party B shall not sublet or lend the leased factory premises without the written consent of Party A.

Article 3 Information of Party A and Party B

3.1 If either party’s business registration information changes, they must notify the other party in writing in advance. Otherwise, all legal consequences arising shall be borne by the changing party.

Article 4 Delivery of Factory Related Expenses

1. The rental fee for the factory building shall be executed in accordance with Article 2.1, which exempts the rental fee.

2. If Party B intends to renovate the factory after obtaining the consent of Party A, Party B shall pay a renovation deposit of RMB (in words:/) before the renovation. The second party’s decoration must comply with the following regulations:

(1) Before the factory renovation, Party B must truthfully report the renovation plan, number of construction personnel, and start and end time of the renovation to Party A;

(2) The main body and load-bearing structure of the factory building shall not be changed;

(3) Do not damage or dismantle walls, floors, and ceilings without authorization, and do not damage the waterproof layer of the roof and floor;

(4) Unauthorized modification of water supply and drainage, fire protection pipelines, water supply and drainage facilities, power supply facilities and circuits, central air conditioning and other facilities is not allowed;

(5) Do not use decoration materials that do not meet fire safety requirements;

(6) Inappropriate ground loads shall not be added, including but not limited to overloaded ceilings, installation of large lighting fixtures, installation of floor tiles higher than 2 centimeters, etc;

(7) No other decoration activities that affect building safety and usage safety shall be carried out.

If the decoration behavior of Party B violates the above regulations or damages the factory due to exceeding the decoration plan, Party A has the right to deduct the corresponding deposit in full. If the deposit is insufficient to compensate for Party A’s losses, Party A has the right to demand compensation from Party B for the excess.

Article 5 Equipment and Facilities

During the lease term, Party B shall take good care of public facilities and leased property. If any damage is caused by Party B’s reasons, Party B shall be responsible for maintenance, and the cost shall be borne by Party B. The daily maintenance of the leased property shall be the responsibility of Party B. During the lease term, Party B shall not carry out any decoration or renovation work without the written consent of Party A.

Article 6 Fire Safety and Others

1. After delivering the factory to Party B for use, Party A shall organize fire safety inspections in accordance with regulations and promptly hand over relevant fire safety facilities and acceptance certificates.

2. The relevant elevators or other facilities related to special equipment in the factory building shall be regularly inspected by Party A, and the relevant costs shall be borne by Party A to ensure the safety of the facilities. The second party shall manage and operate in accordance with the operating procedures.

3. During the lease period, Party B shall strictly abide by the Fire Protection Regulations of the People’s Republic of China and relevant systems, actively cooperate with the competent department of Party A to do a good job in fire protection. Otherwise, all responsibilities and losses arising from this shall be borne by Party B.

4. The second party shall equip the leased property with fire-fighting equipment in accordance with relevant regulations.

5. The second party shall be fully responsible for the fire safety inside the leased property in accordance with the relevant regulations of the fire department. The first party has the right to inspect the fire safety of the leased property within a reasonable time agreed upon by both parties, and the second party shall not unreasonably refuse or delay.

6. Except for the safety issues of the building itself, all safety issues and related expenses incurred during the lease period shall be the sole responsibility of Party B, and Party A shall not be held responsible.

Article 7 Property Services

7.1 The second party acknowledges and acknowledges that the leased factory building will be provided with property management services by the first party.

7.2 Party A shall handle the following property management matters

(1) Maintenance and management of shared areas in factory buildings, including floors, roofs, exterior walls, load-bearing structures, stairwells, corridors, hallways, etc.

(2) The maintenance, operation, and management of shared facilities and equipment, including shared water supply and drainage pipes, downspouts, shared lighting, central air conditioning, high-pressure water pump rooms, and fire protection facilities and equipment in the building.

(3) Maintenance and management of ancillary buildings and structures, including roads, outdoor plumbing, septic tanks, ditches, ponds, wells, etc.

(4) Public environmental hygiene, including the cleanliness and hygiene of public places and shared parts of factories, as well as the collection and removal of garbage.

(5) Maintain public order, including safety monitoring, patrols, and gate duty.

(6) Maintenance and management of public green spaces.

7.3 Collection of Property Service Fees and Related Fees

(1) Exemption from property fees during the lease period

(2) The maintenance and upkeep costs of the public area shall be borne by Party A; The second party shall bear the maintenance costs incurred within the leased factory premises.

(3) There is no separate meter for building water and electricity, and the expenses incurred shall be collected by Party B in proportion to the unit rental area.

(4) The collection of water and electricity fees stipulated in this agreement shall be paid by Party B in accordance with national regulations.

7.4 If economic losses are caused to Party B due to Party A’s reasons, Party B has the right to claim relevant rights from Party A.

Article 8 Termination or Termination of the Contract

8.1 The lease term is tentatively set at 20 years. During the lease term, if Party B no longer uses the factory due to production, operation or other reasons, Party B shall notify Party A one month in advance.

8.2 During the lease term, if Party B does not modify the main structure of the floor during the later operation process, it shall maintain the load-bearing and stress safety of the main structure of the factory building..

8.3 Unless otherwise agreed in this agreement, if Party B engages in any of the following behaviors, Party A has the right to terminate the contract: (1) changing the use of the leased property without authorization; (2) Leasing for illegal activities; (3) Unauthorized subletting or borrowing of leased factory buildings; (4) Without the written consent of Party A, carry out decoration and renovation without authorization; (5) Intentionally damaging the leased property; (6) Not renewing the lease without notifying Party A three months in advance; (7) Refusal to repair the factory due to damage caused by Party B; (8) Other violations of this contract.

Article 9 Special Agreements

9.1 If this agreement cannot be fully performed or cannot be performed due to force majeure, the agreement may be amended or terminated by mutual agreement between Party A and Party B.

9.2 When the land of Party A’s company needs to be used due to national construction or urban planning, all compensation and compensation costs provided by the state shall belong to Party A and have no relationship with Party B.

9.3 Any economic disputes between Party B and third parties during the operation process shall not be related to Party A, and Party B shall be responsible for all losses caused.

9.4 If both parties terminate the lease, the following agreements shall be made regarding the transfer of work and asset disposal: (1) The portion invested and decorated by Party A shall belong to Party A; (2) The non removable/movable decoration and additional facilities invested by Party B shall belong to Party A free of charge; (3) For the removable/movable decoration items and additional facilities invested by Party B, Party B may dismantle/move them themselves and belong to Party B.

Article 10: Both Party A and Party B shall fully fulfill this agreement. If either party breaches this agreement, the non breaching party has the right to terminate this contract, and the breaching party shall also bear all economic losses caused to the non breaching party as a result (including but not limited to liquidated damages, late fees, and litigation fees, preservation fees, lawyer fees, and other expenses actually paid for claiming rights).

Article 11 Dispute Resolution

If disputes arise between the two parties in the performance of the agreement, they shall be resolved through consultation. If the negotiation fails, both parties shall submit a lawsuit to the people’s court in the location of the leased factory for resolution.

Any other matters not covered herein shall be discussed and a supplementary agreement shall be signed by both parties. In case of any inconsistency between the supplementary agreement and this agreement, the provisions of the supplementary agreement shall prevail.

Article 12 Others

1. This contract shall come into effect from the date of signature or seal by both parties.

2. This contract is made in duplicate, with each party holding one copy, each of which has equal legal effect.

Party A (signature and seal):	Party B (signature and seal):

Authorized representative:	Authorized representative:

Signing date: December 15, 2023	Signing date: December 15, 2023